As filed with the Securities and Exchange Commission on April 30, 2025.
Registration No. 333-280341

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Talen Energy Corporation
(Exact name of Registrant as specified in its charter)

Delaware	4911	47-1197305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(888) 211-6011
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark “Mac” A. McFarland, Chief Executive Officer
Talen Energy Corporation
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(888) 211-6011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C. Michael W. Rigdon, P.C. Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3600	John C. Wander Rebekah D. Reneau Talen Energy Corporation 2929 Allen Pkwy, Suite 2200 Houston, TX 77019 (888) 211-6011

Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Talen Energy Corporation, a Delaware corporation (the “Registrant”), on the date it is declared effective by the Securities and Exchange Commission (the “SEC”), will deregister all securities remaining unsold or otherwise unissued under the Registration Statement on Form S-1 (No. 333-280341) (the “Registration Statement”), which was initially publicly filed with the SEC on June 20, 2024 and declared effective by the SEC on July 9, 2024. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the SEC, acting pursuant to Section 8(c) of the Securities Act, may determine.

The Registration Statement pertained to the registration for resale of up to 36,825,683 shares of the Registrant’s common stock, par value $0.001 per share, by the selling stockholders named therein. The Registrant is filing this Post-Effective Amendment because the Registration Statement is no longer in use or required to be maintained effective under the existing registration rights agreement. The Registrant does not anticipate that the deregistration will impact the ability of its stockholders to continue trading shares of common stock on Nasdaq under Rule 144 of the Securities Act or any other applicable exemption from registration. The Registrant anticipates filing a new resale registration statement on Form S-3 for holders of registration rights once Form S-3 becomes available to it.

In connection with the foregoing, the offering pursuant to the Registration Statement will be terminated upon the effectiveness of this Post-Effective Amendment. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date of the effectiveness of this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas.

Date:	April 30, 2025	By:	/s/ Mark A. McFarland
		Name:	Mark A. McFarland
		Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.